EXHIBIT 5

February 9, 2005

Electro Scientific Industries, Inc.

13900 N.W. Science Park Drive

Portland, Oregon  97229

We have acted as counsel for Electro Scientific Industries, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 75,000 shares of Common Stock (the “Shares”) of the Company to be issued pursuant to a stock option granted to John A. Corr on August 16, 2004 for 25,000 shares and a stock option granted to Robert DeBakker on September 27, 2004 for 50,000 shares (the “Options”).  We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.                                       The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

2.                                       The Shares are duly authorized and, when issued and sold in accordance with the terms of the Options, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP
STOEL RIVES LLP